Exhibit 99.1

Appleton Reports Second Quarter 2004 Results

(Appleton, Wis., August 10, 2004)  Appleton today reported strong revenue performance for the second quarter 2004. Net sales for the second quarter ended July 4, 2004, were $233.6 million, an 11 percent increase over the same quarter of 2003. While the secure printing and performance packaging companies Appleton acquired in 2003 contributed to the Company’s revenue growth during the second quarter 2004, revenue from Appleton’s core thermal and security businesses grew more than 12 percent compared to the same quarter in 2003.

Appleton completed a voluntary refinancing of the company’s debt on June 11, 2004. As a result, the Company gained a lower average interest rate on its debt, greater flexibility in achieving its acquisition strategy, and extended maturities on the Company’s debt. The Company also retired the deferred payment obligation with its former parent company.

As part of the refinancing, Appleton incurred $30.8 million in debt extinguishment expenses, largely related to the premium required to retire the prior senior subordinated notes as well as a noncash write off of deferred debt expenses related to the prior financing structure. As a result, the Company reported a net loss of $35.9 million for the second quarter of 2004 compared to a net income of $0.9 million for the same quarter of 2003.

Coated Solutions

In the second quarter 2004, shipments of carbonless products decreased 4 percent while net sales were down 7 percent compared to the same quarter in 2003. Carbonless products account for the majority of the Company’s coated solutions segment.

Thermal and Advanced Technical Products

Revenue from thermal and advanced technical products increased 11 percent during the second quarter 2004 compared to the same quarter of 2003 with a similar rise in shipments.

Security Products

The Company’s security business now consists of the U.S.-based operations that produce security substrates and the secure and specialized print services of BemroseBooth, a company based in the United Kingdom that Appleton acquired in December 2003. Revenue from U.S.-based security substrate product operations rose 27 percent during the second quarter 2004 compared to the same quarter in 2003. Appleton’s security business also benefited from the revenue contributions of BemroseBooth, which was not part of Appleton’s results prior to December 2003.

Performance Packaging

Revenue from Appleton’s two acquired performance packaging companies grew 22 percent in second quarter 2004 compared to the same quarter in 2003, although these two companies were only included in Appleton’s results for May and June of 2003.

Earnings release conference call

Appleton will host a conference call to discuss its second quarter 2004 results Wednesday, August 11 at

11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors

A replay will be available for 10 days.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements.  All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2003 Annual Report on Form 10-K.  Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facilities and senior subordinated notes.  All financial information contained in the following tables is presented for Paperweight Development Corp. on a consolidated basis.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	July 4, 2004	June 29, 2003
	(unaudited)	(unaudited)

Net sales	$ 233,590	$ 210,649

Cost of sales	176,003	157,269

Gross profit	57,587	53,380

Selling, general and administrative expenses Restructuring and other charges	49,759 416	39,423 -

Operating income	7,412	13,957

Interest expense	12,832	13,290
Debt extinguishment expenses	30,779	-
Interest income	(245)	(104)
Other expense (income)	754	(574)

(Loss) income before income taxes	(36,708)	1,345
(Benefit) provision for income taxes	(835)	460

Net (loss) income	$ (35,873) =============	$ 885 =============

Other Financial Data:

Operating income	$ 7,412	$ 13,957
Depreciation and amortization	19,770	17,585

Table 2

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Six Months Ended	Six Months Ended
	July 4, 2004	June 29, 2003
	(unaudited)	(unaudited)

Net sales	$ 484,172	$ 414,887

Cost of sales	358,425	302,049

Gross profit	125,747	112,838

Selling, general and administrative expenses Restructuring and other charges	99,627 829	77,773 -

Operating income	25,291	35,065

Interest expense	26,538	26,840
Debt extinguishment expenses	30,779	-
Interest income	(1,447)	(187)
Other expense (income)	942	(795)

(Loss) income before income taxes	(31,521)	9,207
(Benefit) provision for income taxes	(1,159)	551

Net (loss) income	$ (30,362) =============	$ 8,656 ==============

Other Financial Data:

Operating income	$ 25,291	$ 35,065
Depreciation and amortization	39,724	34,983